EXHIBIT 4.16

Floating Rate Junior Subordinated Note due 2034

of

Placer Sierra Bancshares

No. 001	$10,310,000

Placer Sierra Bancshares, a corporation organized and existing under the laws of California (hereinafter called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Deutsche Bank Trust Company Americas, not in its individual capacity but solely as Property Trustee for Placer Statutory Trust III, a Delaware statutory trust (the “Holder”), or registered assigns, the principal sum of TEN MILLION THREE HUNDRED TEN THOUSAND ($10,310,000) DOLLARS on December 30, 2034. The Company further promises to pay interest on said principal sum from November 22, 2004, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly (subject to deferral as set forth herein) in arrears on March 30th, June 30th, September 30th and December 30th of each year, commencing on December 30, 2004, or if any such day is not a Business Day, on the next succeeding Business Day (and no interest shall accrue in respect of the amounts whose payment is so delayed for the period from and after such Interest Payment Date until such next succeeding Business Day), except that, if such Business Day falls in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case, with the same force and effect as if made on the Interest Payment Date, at a variable rate per annum, reset quarterly, equal to LIBOR plus 1.85%, together with Additional Tax Sums, if any, as provided in Section 10.5 of the Indenture, until the principal hereof is paid or duly provided for or made available for payment; provided, that any overdue principal, premium or Additional Tax Sums and any overdue installment of interest shall bear Additional Interest (to the extent that the payment of such interest shall be legally enforceable) at a variable rate per annum, reset quarterly, equal to LIBOR plus 1.85%, compounded quarterly, from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand.

The amount of interest payable shall be computed on the basis of a 360-day year and the actual number of days elapsed in the relevant interest period. The amount of interest payable for any full interest period shall be computed by dividing the applicable rate per annum by four. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities not less than ten (10) days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

So long as no Event of Default pursuant to Sections 5.1(c), (e) or (f) of the Indenture has occurred and is continuing, the Company shall have the right, at any time and from time to time during the term of this Security, to defer the payment of interest on this Security for a period of up to twenty (20) consecutive quarterly interest payment periods (each such period, an “Extension Period”), during which Extension Period(s), no interest shall be due and payable (except any Additional Tax Sums that may be due and payable). No Extension Period shall end on a date other than an Interest Payment Date, and no Extension Period shall extend beyond the Stated Maturity of the principal of this Security. No interest shall be due and payable during an Extension Period (except any Additional Tax Sums that may be due and payable), except at the end thereof, but each installment of interest that would otherwise have been due and payable during such Extension Period shall bear Additional Interest (to the extent payment of such interest would be legally enforceable) at a variable rate per annum, reset quarterly, equal to LIBOR plus 1.85%, compounded quarterly, from the dates on which amounts would have otherwise been due and payable until paid or made available for payment. At the end of any such Extension Period, the Company shall pay all interest then accrued and unpaid on this Security, together with such Additional Interest. Prior to the termination of any such Extension Period, the Company may further defer the payment of interest; provided, that (i) all such previous and further extensions comprising such Extension Period do not exceed twenty (20) quarterly interest payment periods, (ii) no Extension Period shall end on a date other than an Interest Payment Date and (iii) no Extension Period shall extend beyond the Stated Maturity of the principal of this Security. Upon the termination of any such Extension Period and upon the payment of all accrued and unpaid interest and any Additional Interest then due on any Interest Payment Date, the Company may elect to begin a new Extension Period; provided, that (i) such Extension Period does not exceed twenty (20) quarterly interest payment periods, (ii) no Extension Period shall end on a date other than an Interest Payment Date and (iii) no Extension Period shall extend beyond the Stated Maturity of the principal of this Security. The Company shall give (i) the Holder of this Security, (ii) the Trustee, (iii) the Property Trustee and (iv) any beneficial owner of the Preferred Securities reasonably identified to the Company (which identification may be made either by such beneficial owner or by the Placement Agent (as defined in the Trust Agreement) or the Purchaser) written notice of its election to begin any such Extension Period at least five (5) Business Days prior to the next succeeding Interest Payment Date on which interest on this Security would be payable but for such deferral.

During any such Extension Period, the Company shall not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock or (ii) make any payment of principal of or any interest or premium on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to this Security (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, (2) a dividend reinvestment or stockholder stock purchase plan or (3) the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of an exchange or conversion of any class or series of the Company’s capital stock (or any capital stock of a Subsidiary of the Company) for any class or series of the Company’s capital stock or of any class or series of the Company’s indebtedness for any class or series of the Company’s capital stock, (c) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any Rights Plan, the issuance of rights, stock or other property under any Rights Plan, or the redemption or repurchase of rights pursuant thereto or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock).

Payment of principal of, premium, if any, and interest on this Security shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payments of principal, premium, if any, and interest due at the Maturity of this Security shall be made at the office or agency of the Company maintained for that purpose in the Place of Payment upon surrender of such Securities to the Paying Agent, and payments of interest shall be made, subject to such surrender where applicable, by wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Paying Agent at least ten (10) Business Days prior to the date for payment by the Person entitled thereto unless proper written transfer instructions have not been received by the relevant record date, in which case such payments shall be made by check mailed to the address of such Person as such address shall appear in the Security Register. Notwithstanding the foregoing, so long as the holder of this Security is the Property Trustee, the payment of the principal of (and premium, if any) and interest (including any overdue installment of interest and Additional Tax Sums, if any) on this Security will be made at such place and to such account as may be designated by the Property Trustee.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Debt, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his or her behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his or her attorney-in-fact for any and all such purposes. Each Holder hereof, by his or her acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Debt, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has duly executed this certificate on this 22nd day of November, 2004.

PLACER SIERRA BANCSHARES

By:	/s/ David E. Hooston
David E. Hooston
Chief Financial Officer

This is one of the Securities designated therein referred to in the within-mentioned Indenture.

Dated: November 22, 2004

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity, but solely as Trustee

By:	/s/ Annie Jaghatspanyan
Name:	Annie Jaghatspanyan
Title:	Associate